AXP FEDERAL INCOME FUND, INC.


                                  Exhibit Index


Exhibit (11):      Opinion and consent of counsel

Exhibit (16)(a):   Directors' Power of Attorney, dated January 13, 2000

Exhibit (16)(b):   Officers' Power of Attorney, dated January 13, 2000

Exhibit (16)(c):   Trustees' Power of Attorney, dated January 13, 2000

Exhibit (16)(d):   Officers' Power of Attorney, dated January 13, 2000